EXHIBIT 99.1

IDEX REPORTS THIRD QUARTER ADJUSTED EPS OF 66 CENTS, RECORD FREE CASH FLOW

AND AN ADDITIONAL $200 MILLION SHARE REPURCHASE AUTHORIZATION

LAKE FOREST, IL, October 22 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended September 30, 2012.

New orders in the quarter totaled $464 million, down 3 percent from the prior year period. Sales in the quarter totaled $480 million, 1 percent higher than the prior year period. For the quarter, on an organic basis, orders were 4 percent lower and sales were 1 percent higher than the prior year period.

Third quarter 2012 operating income, adjusted for $7.1 million of restructuring related charges, was $87.7 million, resulting in an adjusted operating margin of 18.3 percent, equal to the prior year adjusted operating margin.

Excluding the impact of restructuring related charges in both years and the acquisition fair value inventory charge in the prior year, third quarter adjusted earnings per share were 66 cents, a decrease of 5 cents, or 7 percent. The unfavorable year-over-year variance is primarily the result of two one-off items – a prior year benefit from CEO forfeited equity compensation and a true-up of the 2011 year-to-date tax rate.

Free cash flow was $92 million for the quarter, a 7 percent increase from the third quarter of the prior year due to higher operating income and improved working capital.

Additionally, the Company’s Board of Directors has increased the authorized level for repurchases of common stock by $200 million. The increased authorization will be added to the approximately $50 million that remains available from the existing authorization approved by the Board of Directors in December 2011. Repurchases under the program will be funded with future cash flow generation.

Third Quarter Highlights

•	Orders decreased 3 percent compared to the prior year (-4 percent organic, +3 percent acquisition and -2 percent foreign currency translation).

•	Sales increased 1 percent compared to the prior year (+1 percent organic, +2 percent acquisition and -2 percent foreign currency translation).

•

Reported net income of $50 million was $2 million, or 4 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income was $55 million or 7 percent lower than prior year adjusted net income.

•	Reported EPS of 60 cents was 2 cents, or 3 percent, higher than the prior year EPS. Adjusted EPS of 66 cents was 5 cents, or 7 percent, lower than the prior year adjusted EPS.

•	EBITDA of $100 million was 21 percent of sales and covered interest expense by nearly 10 times.

•	Free cash flow was $92 million, representing a record and over 180 percent of net income. Year-to-date free cash flow continues to be strong – up 41 percent from the prior year.

•	During the quarter, the Company completed another strategic acquisition, Matcon, a global leader in material processing solutions in the Pharmaceuticals, Food, Plastics and Fine Chemicals industries.

•

The Company completed the repurchase of 1 million shares of common stock for $39 million in the third quarter. Over two percent of the outstanding shares of common stock, or 1.9 million shares, have been purchased by the Company in 2012.

“We achieved solid profit performance and excellent cash generation in the third quarter in a difficult global environment. Third quarter adjusted EPS of 66 cents exceeded our expectations, primarily as a result of our continued focus on improved productivity and structural cost reductions. Our operating model and team have proven their ability to excel in this environment, which is evident by the 18.3 percent operating margins and record free cash flow generation of $92 million.

Our strong balance sheet and cash generation provide us ample opportunity to deploy capital and remain focused on delivering robust and consistent shareholder returns. In addition to our longstanding investment priorities of organic growth and strategic acquisitions, our Board of Directors has increased the authorization level for the repurchase of our shares by $200 million, providing us with approximately $250 million of total availability. Annually, we intend to repurchase a minimum of one to two percent of the Company’s outstanding shares of common stock, with the flexibility to opportunistically increase the purchases when the stock is trading at a discount to the Company’s intrinsic value. We believe the repurchase of our shares in conjunction with consistent shareholder dividends and strategic acquisitions is a prudent use of our cash flow to maximize our shareholders’ total return.

We expect market conditions to remain challenging, specifically outside the US, resulting in expected fourth quarter flat organic revenue. Despite this market volatility, our disciplined execution allows us to maintain our prior full year 2012 adjusted EPS guidance of $2.65 - $2.70.”

Andrew K. Silvernail

Chairman and Chief Executive Officer

Third Quarter 2012 Business Highlights (Operating margin excludes restructuring related and non-cash fair value inventory charges)

Fluid & Metering Technologies

•	Sales in the third quarter of $198 million reflected a 4 percent decrease compared to the third quarter of 2011 (-1 percent organic and -3 percent foreign currency translation).

•	Operating margin of 21.4 percent represented a 130 basis point improvement compared with the third quarter of 2011 primarily due to productivity and cost reduction initiatives.

Health & Science Technologies

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Sales in the third quarter of $176 million reflected a 2 percent increase compared to the third quarter of 2011 (-4 percent organic, +7 percent acquisitions and -1 percent foreign currency translation).

•	Operating margin of 17.3 percent represented a 150 basis point decrease compared with the third quarter 2011 primarily due to lower margins from recently acquired businesses.

Fire & Safety/Diversified Products

•	Sales in the third quarter of $108 million reflected a 10 percent increase compared to the third quarter of 2011 (+13 percent organic and -3 percent foreign currency translation).

•	Operating margin of 24.8 percent represented a 360 basis point increase compared with the third quarter of 2011 primarily due to improved productivity and cost reduction initiatives.

For the third quarter of 2012, Fluid & Metering Technologies contributed 41 percent of sales and 42 percent of operating income; Health & Science Technologies accounted for 37 percent of sales and 31 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 27 percent of operating income.

Share Repurchase Authorization

The Company’s Board of Directors authorized the repurchase of an additional $200 million of common stock. These repurchases will be made from time to time in either open market transactions or in privately negotiated transactions. Repurchases may also be made under 10b5-1 plans, which would permit shares to be repurchased through pre-determined criteria when the Company would otherwise be prohibited from doing so under insider trading laws. The timing, volume and nature of share repurchases will be at the discretion of management, dependent on market conditions, other priorities of cash investment, applicable securities laws and other factors.

This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow Bridge	For the Quarter Ended
	September 30,			June 30,
	2012	2011	Change	2012	Change
g Income before taxes	$70.2	$63.1	11%	$77.9	(10)%
g Depreciation and amortization	19.5	20.5	(5)	19.2	2
g Interest	10.5	7.8	36	10.5	—

g EBITDA	100.2	91.4	10	107.6	(7)
g Restructuring charge	7.1	2.9	n/m	2.6	n/m
g CVI fair value inventory charge	—	12.8	(100)	—	—

g Adjusted EBITDA	$107.3	$107.1	—	$110.2	(3)

g Cash Flow from operating activities	$101.0	$94.8	7%	$80.7	25%
g Capital expenditures	(9.4)	(9.4)	—	(10.2)	(7)
g Excess tax benefit from stock-based compensation	0.8	0.9	(8)	0.3	n/m

g Free cash flow	$92.4	$86.3	7	$70.8	30

Conference Call to be Broadcast over the Internet

IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 23, 2012 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 40918415.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at

www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$479,859	$476,881	$1,463,420	$1,357,768
Cost of sales	285,019	295,349	862,578	812,697

Gross profit	194,840	181,532	600,842	545,071
Selling, general and administrative expenses	107,167	107,296	332,431	313,485
Restructuring expenses	7,085	2,931	14,604	2,931

Operating income	80,588	71,305	253,807	228,655
Other expense (income) - net	(132)	441	(19)	1,001
Interest expense	10,536	7,763	31,734	20,937

Income before income taxes	70,184	63,101	222,092	206,717
Provision for income taxes	20,057	14,765	65,443	60,248

Net income	$50,127	$48,336	$156,649	$146,469

Earnings per Common Share:

Basic earnings per common share (a)	$0.60	$0.58	$1.88	$1.77

Diluted earnings per common share (a)	$0.60	$0.58	$1.87	$1.75

Share Data:

Basic weighted average common shares outstanding	82,482	82,402	82,820	81,994

Diluted weighted average common shares outstanding	83,370	83,586	83,785	83,533

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$260,503	$230,259
Receivables - net	277,505	252,845
Inventories	249,564	254,258
Other current assets	56,292	51,799

Total current assets	843,864	789,161
Property, plant and equipment - net	223,762	213,717
Goodwill and intangible assets	1,869,481	1,813,588
Other noncurrent assets	20,328	19,641

Total assets	$2,957,435	$2,836,107

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$117,793	$110,977
Accrued expenses	154,557	130,696
Short-term borrowings	5,152	2,444
Dividends payable	16,540	14,161

Total current liabilities	294,042	258,278
Long-term borrowings	782,768	806,366
Other noncurrent liabilities	271,788	258,328

Total liabilities	1,348,598	1,322,972
Shareholders’ equity	1,608,837	1,513,135

Total liabilities and shareholders’ equity	$2,957,435	$2,836,107

-more-

IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended September 30, (b)		Nine Months Ended September 30, (b)
	2012	2011 (c)	2012	2011 (c)
Fluid & Metering Technologies
Net sales	$198,000	$205,797	$621,433	$614,367
Operating income (d)	42,368	41,462	136,175	124,800
Operating margin	21.4%	20.1%	21.9%	20.3%
Depreciation and amortization	$7,246	$8,603	$22,194	$24,841
Capital expenditures	2,702	3,301	9,752	9,820

Health & Science Technologies
Net sales	$176,225	$172,911	$520,574	$442,619
Operating income (d) (e)	30,480	32,515	90,494	91,881
Operating margin	17.3%	18.8%	17.4%	20.8%
Depreciation and amortization	$10,273	$9,712	$29,293	$20,686
Capital expenditures	4,622	4,607	10,435	9,918

Fire & Safety/Diversified Products (c)
Net sales	$108,199	$98,735	$328,173	$302,814
Operating income (d)	26,807	20,965	78,165	68,972
Operating margin	24.8%	21.2%	23.8%	22.8%
Depreciation and amortization	$1,622	$1,844	$5,225	$6,561
Capital expenditures	1,230	1,524	5,183	4,585

Company
Net sales	$479,859	$476,881	$1,463,420	$1,357,768
Operating income (d)	87,673	87,036	268,411	247,386
Operating margin	18.3%	18.3%	18.3%	18.2%
Depreciation and amortization (f)	$19,545	$20,540	$57,938	$53,116
Capital expenditures	9,208	10,048	27,266	27,136

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three and nine month data includes acquisitions of Matcon (July 2012), ERC (April 2012), CVI Melles Griot (June 2011), Microfluidics (March 2011) and Advanced Thin Films (January 2011) in the Health & Science Technologies segment from the date of acquisition.

(c)	Financial data for 2011 has been revised to reflect the transfer of our Trebor business unit from the Health & Science Technologies segment to the Fluid & Metering Technologies segment as well as the movement of the Dispensing Equipment segment into the Fire & Safety/Diversified Products segment.

(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.

(e)	Operating income excludes $12.8 million and $15.8 million for the three and nine months ending September 30, 2011, respectively, related to a non-cash acquisition fair value inventory charge.

(f)	Depreciation and amortization excludes amortization of debt issuance expenses.